UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 9, 2023
ANGION BIOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7-57 Wells Avenue
Newton, Massachusetts 02459
(Address of principal executive offices, including zip code )
(415) 655-4899
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock	ANGN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2023, Angion Biomedica Corp. entered into a Surrender Agreement with NovaPark LLC pursuant to which the parties terminated the Agreement of Lease, dated as of June 21, 2011, as amended, and set to expire in June of 2026, between Angion and NovaPark whereby NovaPark had leased to Angion office and laboratory space at 51 Charles Lindbergh Boulevard, Uniondale, New York (the “Property”). Pursuant to the Surrender Agreement: (a) Angion shall pay to NovaPark a termination fee of $3.03 million, and (b) Angion and NovaPark entered into a Membership Interest Redemption Agreement pursuant to which Angion relinquished its 10% membership interest in NovaPark. The Surrender Agreement provides that, except for the payment of the termination fee described above, no other rent or charges (whether or not now accruing or in arrears) will be due from Angion with respect to any period prior to or subsequent to the surrender of the Property to NovaPark, thereby relieving Angion of rent payments equal to approximately $3.86 million, plus other amounts for facility fees and utilities with respect to the Property. Prior to the entering into the Membership Interest Redemption Agreement, Angion, Itzhak Goldberg, a director and Chairman Emeritus on Angion's Board, and Rina Kurz, Dr. Goldberg’s spouse, owned 10%, 45% and 45%, respectively, of the membership interests in NovaPark. The transactions were approved by the Audit Committee of Angion’s Board of Directors as this transaction was a related party transaction.
Item 1.02 Termination of a Material Agreement.

The information set forth in Item 1.01 hereto is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGION BIOMEDICA CORP.

	By:	/s/ JAY R. VENKATESAN, M.D.
Date: March 14, 2023		Jay R. Venkatesan, M.D. President and Chief Executive Officer and Director